Exhibit 99.1

NERVGEN PHARMA CORP.

AMENDED AND RESTATED STOCK OPTION PLAN

Effective January 2, 2019, as amended on September 5, 2019, September 30, 2020 September 9, 2021,

September 28, 2022, April 6, 2023, May 17, 2023, June 4, 2024 and May 6, 2025.

1.	INTERPRETATION

1.1	Defined Terms - For the purposes of this Stock Option Plan, the following terms shall have the following meanings:

(a)	“Associate” shall have the meaning ascribed to such term in the TSX Venture Exchange Corporate Finance Manual, as amended from time to time.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“California Option” has the meaning ascribed to such term in Section 17 of this Plan.

(d)	“Change in Control” means:

(i)	a takeover bid (as defined in the British Columbia Securities Act), which is successful in acquiring a majority of the outstanding Shares;

(ii)	the election by the Shareholders of less than a majority of the individuals nominated for election as directors of the Corporation by management of the Corporation;

(iii)	the sale of all or substantially all the assets or business of the Corporation;

(iv)	the sale, exchange or other disposition by one or more Persons formerly controlling the Corporation of a majority of the outstanding Shares in a single or series of related transactions;

(v)	the dissolution of the Corporation’s business or the liquidation of its assets;

(vi)	a merger, amalgamation or arrangement of the Corporation in a transaction or series of transactions in which the Shareholders receive less than 51% of the outstanding shares of the new or continuing entity; or

(vii)	the acquisition, directly or indirectly, through one transaction or a series of transactions, by any Person, of an aggregate of more than 50% of the outstanding Shares.

(e)	“Committee” means the Compensation Committee appointed by the Board, or if no such committee is appointed, the Board itself.

(f)	“Consultant” has the meaning ascribed in NI 45-106 and, to the extent that the meaning ascribed to such term in the TSX Venture Exchange Corporate Finance Manual, as amended from time to time, is narrower or more restrictive in the Corporate Finance Manual, such narrower or more restrictive provisions in such definition shall apply.

(g)	“Corporation” means NervGen Pharma Corp., a company incorporated under the laws of British Columbia, Canada.

(h)	“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than six months which causes an individual to be unable to engage in any substantial gainful activity.

(i)	“Disinterested Shareholder Approval” means a resolution approved by a simple majority of the votes cast by the Shareholders at a meeting of Shareholders, excluding votes attaching to the Shares beneficially owned by Insiders of the Corporation to whom Options may be issued and Associates of those Persons.

(j)	“Effective Date” means the effective date of this Plan.

(k)	“Eligible Persons” means an employee, Executive Officer or director of or Consultant to the Corporation or any Subsidiary.

(l)	“Exchange Hold Period” means a four month resale restriction period imposed by the TSX Venture Exchange.

(m)	“Executive Officer” has the meaning ascribed to such term in NI 45-106.

(n)	“Fair Market Value” as of a given date means, where the Shares:

(i)	are listed for trading on a stock exchange or over the counter market, the last closing price of a board lot of the Shares before such date on the stock exchange or over the counter market which is the principal trading market for the Shares, as may be determined for such purpose by the Committee; and

(ii)	are not so listed for trading, the fair market value of the Shares on such date as determined by the Committee in good faith.

(o)	“Grant Date” means the date on which a grant of an Option becomes effective by the Corporation completing the actions necessary to grant the Option and creating a legally binding right in the Optionee, including specifying the Optionee, the number of Shares subject to the Option granted to such Optionee, and the Option Price of such Option.

(p)	“Guardian” means the guardian, if any, appointed for an Optionee.

(q)	“Insider” shall have the meaning ascribed to such term in the British Columbia Securities Act, as amended from time to time.

(r)	“Investor Relations Activities” has the meaning ascribed in NI 45-106 and, to the extent that the meaning ascribed to such term in the TSX Venture Exchange Corporate Finance Manual, as amended from time to time, is narrower or more restrictive in the Corporate Finance Manual, such narrower or more restrictive provisions in such definition shall apply.

(s)	“NI 45-106” means National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators and all amendments thereto from time to time and any instrument which subsequently amends, replaces or supersedes NI 45-106.

(t)	“Option” means an option to purchase Shares granted pursuant to the terms of this Plan.

(u)	“Option Agreement” means the agreement entered into by the Optionee and the Corporation specifying the terms of the Option being granted to the Optionee under the Plan (i) in substantially the form attached as Exhibit A hereto, (ii) in the case of a U.S. Participant, in substantially the form attached as Exhibit B hereto, or (iii) in such other form as the Board or Committee may approve from time to time.

(v)	“Option Price” means the exercise price per Share for an Option which shall be expressed in Canadian funds or in the United States dollar equivalent thereof.

(w)	“Optionee” means a Person to whom an Option has been granted.

(x)	“Person” has the meaning ascribed to such term in NI 45-106 and, to the extent that the meaning ascribed to such term in the TSX Venture Exchange Corporate Finance Manual, as amended from time to time, is narrower or more restrictive in the Corporate Finance Manual, such narrower or more restrictive provisions in such definition shall apply.

(y)	“Plan” means this Stock Option Plan of the Corporation.

(z)	“Qualified Representative” means the executor or administrator of a deceased Optionee duly authorized or appointed by a court or public authority having jurisdiction to do so.

(aa)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan, share distribution plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares to any director, officer or employee of or Consultant to the Corporation or any of its subsidiaries, including a Share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise.

(bb)	“Shareholder” means a holder of Shares.

(cc)	“Shares” means the common shares in the capital of the Corporation.

(dd)	“Subsidiary” means a Person controlled by the Corporation directly, or indirectly through one or more intermediates, and more than 50% of whose outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors, is owned by the Corporation and/or one or more of the Corporation’s other Subsidiaries.

(ee)	“Term” means the period of time during which an Option may be exercised.

(ff)	“U.S.” means the United States of America, its territories and possessions and the District of Columbia.

2.	STATEMENT OF PURPOSE

2.1	Principal Purposes - The principal purposes of the Plan are to:

(a)	provide the Corporation with the advantages of the incentive inherent in share ownership on the part of those responsible for the continued success of the Corporation;

(b)	create in those individuals a proprietary interest in, and a greater concern for, the welfare and success of the Corporation; to encourage such individuals to remain with the Corporation; and

(c)	attract new talent to the Corporation.

2.2	Benefit to Shareholders - The Plan is expected to benefit Shareholders by enabling the Corporation to attract and retain personnel of the highest caliber by offering such personnel an opportunity to share in any increase in value of the Shares resulting from their efforts.

3.	ADMINISTRATION

3.1	Board or Committee - Subject to the direction of the Board, the Plan shall be administered by the Committee.

3.2	Appointment of Committee - The Committee shall administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan. The Committee shall continue to administer the Plan until otherwise directed by the Board.

3.3	Quorum and Voting – Notwithstanding the provisions of the Committee’s Charter or any resolution of the Board respecting the Committee, for the purposes of this Plan:

(a)	a majority of the members of the Committee shall constitute a quorum;

(b)	subject to the limitations in this Section 3, all actions of the Committee arising at any meeting shall be decided by a majority of votes; and

(c)	no member of the Committee who is a director of the Corporation or a Subsidiary to whom an Option may be granted may participate in the decision to grant such Option (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee in which action is taken with respect to the granting of an Option to him or her).

3.4	Powers of Committee - Notwithstanding the provisions of the Committee’s Charter or any resolution of the Board respecting the Committee, the Committee shall have the following authority in respect of the Plan:

(a)	to administer the Plan in accordance with its terms;

(b)	to determine all questions arising in connection with the administration, interpretation, and application of the Plan, including all questions relating to the value of the Shares;

(c)	to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(d)	to prescribe, amend and rescind the rules and regulations relating to the administration of the Plan;

(e)	to determine the duration and purpose of leaves of absence from employment which may be granted to Optionees without constituting a termination of employment for purposes of the Plan;

(f)	with respect to the granting of Options, to make recommendations to the Board as to:

(i)	the Eligible Persons to whom Options shall be granted, based on the eligibility criteria set out in this Plan;

(ii)	the terms and provisions of the Option Agreement which shall be entered into with each Optionee (which need not be identical with the terms of any other Option Agreement);

(iii)	amending the terms and provisions of an Option Agreement, provided it obtains:

(A)	the consent of the Optionee; and

(B)	the approval of any stock exchange on which the Corporation is listed, where required,

(iv)	when Options shall be granted;

(v)	the number of Shares subject to each Option; and

(vi)	the vesting schedule, if any, for the exercise of such Option; and

(g)	to make other determinations necessary or advisable for administration of the Plan.

3.5	Approvals - The Corporation will use commercially reasonable efforts to obtain any regulatory or Shareholder approvals which may be required pursuant to applicable securities laws or the rules of any stock exchange or over the counter market on which the Shares are listed.

3.6	Administration by Committee - All determinations made by the Committee in good faith with respect to matters referred to in Section 3.4 shall be final, conclusive and binding upon all Eligible Persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan. In addition, the Committee’s administration of the Plan shall in all respects be consistent with the policies and rules of any stock exchange or over the counter market on which the Shares are listed.

4.	ELIGIBILITY

4.1	Eligibility for Options - Options shall be the only awards issuable under the Plan and may only be granted to Eligible Persons.

4.2	Limitations - The grant of Options under the Plan is subject to the following limitations:

(a)	the number of Shares reserved for issuance to any one Optionee pursuant to Options in any 12 month period, when aggregated with all Shares reserved for issuance to such Optionee under every other Share Compensation Arrangement, shall not exceed 5% of the outstanding Shares at the Grant Date unless the Corporation has obtained Disinterested Shareholder Approval;

(b)	the aggregate number of Shares reserved for issuance to any one Consultant pursuant to Options in any 12 month period, when aggregated with all Shares reserved for issuance to such Consultant under every other Share Compensation Arrangement, shall not exceed 2% of the outstanding Shares at the Grant Date;

(c)	the aggregate number of Shares reserved for issuance to Persons employed in Investor Relations Activities pursuant to Options shall not exceed 2% of the outstanding Shares in any 12 month period calculated at the Grant Date and Options granted to Persons employed in Investor Relations Activities must contain vesting provisions such that the vesting occurs no earlier than over at least 12 months such that no more than one quarter of Options vest in each of the three, six, nine and twelve-month periods following the Grant Date;

(d)	Disinterested Shareholder Approval will be required if there is a grant of Options to Insiders of the Corporation within a 12 month period which, when the Shares issuable under such Options are aggregated with all Shares reserved for issuance to Insiders of the Corporation under every other Share Compensation Arrangement, exceeds 10% of the issued Shares;

(e)	a press release is required at the time of grant or amendment of Options to Insiders of the Corporation and Persons employed in Investor Relations Activities; and

(f)	all Options must be granted within the timeframe set forth in Section 12.3.

4.3	No Violation of Securities Laws - No Option shall be granted to any Optionee unless the Committee has determined that the grant of such Option will not violate the securities law of the jurisdiction in which the Corporation and the Optionee reside.

4.4	Inducement Grants – For the purposes of this Plan, “Share Compensation Arrangement” shall not include any Share or Share-based compensation granted to a person not previously employed by, and not previously an Insider of, the Corporation as an inducement pursuant to Section 6.4 of Policy 4.4 of the TSX Venture Exchange Corporate Finance Manual.

5.	SHARES SUBJECT TO THE PLAN

5.1	Number of Shares - The Board, based on recommendations by the Committee, may grant Options under the Plan from time to time to purchase, when aggregated with all Shares reserved for issuance under every other Share Compensation Arrangement, an aggregate of 14,197,529 Shares. Such maximum number of Shares issuable under the Plan shall be made available from authorized, but unissued, Shares. The maximum number of Shares issuable under the Plan shall be adjusted, where necessary, to take account of the events referred to in Section 10 hereof.

5.2	Expiry of Option - If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.

5.3	Reservation of Shares - The Corporation will at all times reserve for issuance and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

6.	OPTION TERMS

6.1	Option Agreement - With respect to each Option granted to an Optionee, the following terms shall be specified in the Option Agreement between the Corporation and the Optionee:

(a)	the number of Shares subject to purchase pursuant to such Option;

(b)	the Grant Date;

(c)	the Term, provided that the length of the Term shall in no event be greater than 10 years following the Grant Date;

(d)	the Option Price, provided that the Option Price shall not be less than the Fair Market Value of the Shares on the Grant Date;

(e)	any vesting schedule upon which the exercise of an Option is contingent;

(f)	if the Optionee is an employee or Consultant, a representation by the Corporation and the Optionee that the Optionee is a bona fide employee or Consultant, as the case may be, of the Corporation or a Subsidiary; and

(g)	such other terms and conditions as the Committee deems advisable and are consistent with the purposes of this Plan.

6.2	Hold Period – An Exchange Hold Period is required, commencing on the Grant Date, for Options granted to Insiders or Consultants of the Corporation or Options granted at any discount to Fair Market Value on the Grant Date.

6.3	Vesting Schedule - The Board, taking into account the recommendations of the Committee, shall have complete discretion to set the terms of any vesting schedule for each Option granted, including, without limitation, discretion to permit:

(a)	partial vesting in stated percentage amounts based on the Term of such Option; and

(b)	full vesting after a stated period of time has passed from the Grant Date; provided that the vesting period for an Option shall be in accordance with the policies of the TSX Venture Exchange at the Grant Date.

6.4	Amendments to Options - Amendments to the terms of previously granted Options are subject to all required regulatory approvals. Disinterested Shareholder Approval shall be required for any reduction in the Option Price or extension of the Term of a previously granted Option if the Optionee is an Insider of the Corporation at the time of the proposed reduction in the Option Price or extension of the Term.

6.5	Amendment of Expiration of Term of Option During Black Out Period - Notwithstanding the provisions of Subsection 6.1(c) or the date of expiration of the Term determined in accordance with this Plan (“Fixed Term”), but subject to the limitations set forth in Section 17.1, if the Fixed Term expiration date falls within a black out period imposed on the Optionee by the Corporation, then the Fixed Term expiration date is extended to the close of business on the 10th business day after the end of such black out period by the Corporation, without being subject to Board or Committee discretion.

6.6	Uniformity - Except as expressly provided herein, nothing contained in this Plan shall require that the terms and conditions of Options granted under the Plan be uniform.

7.	EXERCISE OF OPTION

7.1	Method of Exercise - Subject to any limitations or conditions imposed upon an Optionee pursuant to the Option Agreement or Section 6 hereof, an Optionee may exercise an Option by giving written notice thereof to the Corporation at its principal place of business. Options may not be exercised during a black out period unless the Committee determines otherwise.

7.2	Compliance with U.S. Securities Laws - As a condition to the exercise of an Option, the Committee may require the Optionee to represent and warrant in writing at the time of such exercise that the Shares are being purchased only for investment and without any then-present intention to sell or distribute such Shares. A stop-transfer order against such Shares may be placed on the central securities register of the Corporation, and a legend indicating that the Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable U.S. federal and state securities laws may be endorsed on the certificates representing such Shares to ensure an exemption from registration. The Committee also may require such other documentation as may from time to time be necessary to comply with U.S. federal and state securities laws. The Corporation has no obligation to undertake registration of Options or the Shares issuable upon the exercise of the Options.

7.3	Payment of Option Price - The notice described in Section 7.1 shall be accompanied by full payment of the aggregate Option Price to the extent the Option is so exercised. Such payment shall be in lawful money (Canadian funds) by certified cheque, wire transfer or bank order.

7.4	Issuance of Certificates - As soon as practicable after exercise of an Option, the Corporation shall issue a certificate or certificates evidencing the Shares with respect to which the Option has been exercised. Until the issuance of such certificate or certificates, no right to vote or receive dividends or any other rights as a Shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the certificate is issued, except as provided by Section 10 hereof.

8.	TRANSFERABILITY OF OPTIONS

8.1	Non-Transferable - Except as provided otherwise in this Section 8, or by applicable securities laws, Options are non-assignable and non-transferable and during an Optionee’s lifetime may only be exercised by the Optionee.

8.2	Death of Optionee - If an Optionee dies, any Options held by such Optionee shall thereafter be exercisable, to the extent exercisable, up to one year from the date of the Optionee’s death, by the Qualified Representative.

8.3	Disability of Optionee - If the employment of an Optionee as an employee of or Consultant to the Corporation or any Subsidiary or the position of an Optionee as a director or Executive Officer of the Corporation or any Subsidiary, is terminated by reason of such Optionee’s Disability, and a Guardian has been appointed with respect to such Optionee, any Option held by such Optionee shall be exercisable, to the extent exercisable, by such Optionee, or on behalf of such Optionee by his Guardian.

8.4	Unanimous Agreement - If two or more Persons constitute the Qualified Representative or the Guardian of an Optionee, the rights of such Qualified Representative or such Guardian shall be exercisable only upon the unanimous agreement of such Persons.

9.	TERMINATION OF OPTIONS

9.1	Termination of Options - To the extent not earlier exercised or terminated in accordance with Section 8 above, an Option shall terminate at the earliest of the following dates:

(a)	the expiry date specified for such Option in the Option Agreement;

(b)	where the Optionee’s position as an employee, a director or an Executive Officer of or a Consultant to the Corporation or any Subsidiary is terminated for just cause, the date of such termination for just cause;

(c)	where the Optionee’s position as an employee, a director or an Executive Officer of or a Consultant to the Corporation or any Subsidiary (other than a Person employed to provide Investor Relations Activities), terminates for a reason other than the Optionee’s death, or termination for just cause, 90 days after such date of termination, or in the case of a person employed to provide Investor Relations Activities, 30 days after such termination but:

(i)	if an Optionee’s position changes from one of the said categories to another category, such change shall not constitute termination for the purpose of this Subsection 9.1(c);

(ii)	upon the Optionee, or Guardian of an Optionee, as applicable, making written application to the Board or the Committee and receiving the written consent of the Board or the Committee, which consent may be given at the discretion of the Board or the Committee, at such later date as determined by the Board or the Committee which must be no later than the original expiry date of such Option when it was granted and the first anniversary of the Optionee’s termination; and

(d)	the date of any sale, transfer, assignment or hypothecation, or any attempted sale, transfer, assignment or hypothecation, of such Option in violation of Section 8.1 above.

9.2	Vesting - Subject to the Board’s right under Section 10.4, if an Optionee is terminated in circumstances described in Subsection 9.1(c), then:

(a)	any Options granted to such Optionee prior to June 4, 2024 shall, during the 90 day or 30 day period (as applicable) prior to the termination of the Option, continue to vest in accordance with any vesting schedule to which such Option is subject; and

(b)	any Options granted to such Optionee on or after June 4, 2024 that remain unvested as of the date of the Optionee’s termination shall be immediately cancelled.

9.3	Deemed Non-Interruption of Employment - Employment or engagement shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee’s right to reemployment with the Corporation or any Subsidiary is guaranteed either by statute or has been agreed upon by contract. If the period of such leave exceeds 90 days and the Optionee’s reemployment is not so guaranteed or agreed upon by contract, then his or her employment shall be deemed to have terminated on the 91st day of such leave.

9.4	Lapsed Options - If Options expire or are surrendered or otherwise terminated without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such Options. If an Option has been surrendered and a new Option has been granted to the same Optionee on different terms than the surrendered Option, then the new Option is subject to acceptance by the TSX Venture Exchange, if applicable.

10.	ADJUSTMENTS TO OPTIONS

10.1	Alteration in Capital Structure - If there is a material alteration in the capital structure of the Corporation resulting from a share subdivision or consolidation, recapitalization, stock dividend, combination, reclassification or otherwise, or other distribution of the Corporation’s equity securities without the receipt of consideration by the Corporation, the Committee shall make, subject to prior TSX Venture Exchange acceptance if applicable, such adjustments to this Plan and to the Options then outstanding under this Plan as the Committee determines to be appropriate and equitable under the circumstances, so that the proportionate interest of the holder of each such Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustments may include, without limitation:

(a)	a change in the number or kind of shares of the Corporation covered by such Options; and

(b)	a change in the Option Price payable but the aggregate Option Price applicable to the unexercised portion of existing Options shall not be altered, it being intended that any adjustments made with respect to such Options shall apply only to the price per Share and the number of Shares subject thereto.

For purposes of this Section 10.1, neither (i) the issuance of additional Shares in exchange for adequate consideration (including services), nor (ii) the conversion of outstanding preferred shares of the Corporation into Shares shall be deemed to be material alterations of the capital structure of the Corporation.

10.2	Corporate Reorganization - In the event of a reorganization as defined in this Section 10.2 in which the Corporation is not the surviving or acquiring corporation, or in which the Corporation is or becomes a wholly-owned subsidiary of another corporation after the effective date of the reorganization, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such reorganization if the Optionee had exercised his Option immediately prior to the record date applicable to such reorganization, and the Option Price shall be adjusted proportionately by the Board and such adjustment shall be binding for all purposes of the Plan, subject to prior TSX-Venture Exchange acceptance. For purposes of this Section 10.2, “reorganization” shall mean any statutory merger, plan of arrangement, statutory consolidation, sale of all or substantially all of the assets of the Corporation, or sale, pursuant to an agreement with the Corporation, of securities of the Corporation pursuant to which the Corporation is or becomes a wholly-owned subsidiary of another company after the effective date of the reorganization.

10.3	Acceleration on Change of Control - Upon a Change in Control, all Options shall become immediately exercisable, subject to prior written approval of the TSXV if applicable, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject. To the extent possible, the Committee shall give notice to Optionees of a Change in Control not less than 30 days in advance thereof.

10.4	Acceleration of Date of Exercise - The Board, on the recommendation of the Committee, subject to prior written approval of the TSXV if applicable, shall have the right to accelerate the date of vesting of any installment of any Option which remains unvested.

10.5	Determinations to be Made - Adjustments and determinations under this Section 10 shall be made by the Board, on the recommendation of the Committee, and the Board’s decisions as to the adjustments or determinations which shall be made, and the extent thereof, shall be final, binding, and conclusive.

10.6	Effect of a Take-over - If a bona fide offer (the “Offer”) for Shares is made to an Optionee or to Shareholders generally or to a class of Shareholders which includes the Optionee, which Offer constitutes a take-over bid within the meaning of section 92 of the British Columbia Securities Act, as amended from time to time, the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon any Option held by an Optionee may be conditionally exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the “Optioned Shares”) to the Offer conditioned upon completion of the Offer within the specified time. If:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror pursuant thereto;

the Optioned Shares or, in the case of clause (b) above, the Optioned Shares that are not taken up and paid for, may be returned by the Optionee to the Corporation and reinstated as authorized but unissued shares and with respect to such returned Optioned Shares, the Option shall be reinstated as if it had not been exercised. If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund the aggregate Option Price to the Optionee paid for such Optioned Shares.

11.	TERMS AND CONDITIONS OF OPTIONS GRANTED TO U.S. PARTICIPANTS

11.1	This Section 11 applies only to U.S. Participants. In this Section 11, the following words and phrases shall have the following meanings:

(a)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(b)	“Disability” means, with respect to any U.S. Participant, that such U.S. Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months. The preceding definition of the term “Disability” is intended to comply with, and will be interpreted consistently with, Sections 22(e)(3) and 422(c)(6) of the Code.

(c)	“Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” pursuant to section 422 of the Code.

(d)	“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

(e)	“Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, if at the time of granting the option, each of the corporations other than the Corporation owns shares possessing 50% or more of the combined voting power of all classes of shares in one of the other corporations in such chain. The preceding definition of the term “Parent” is intended to comply with, and will be interpreted consistently with, section 424(f) of the Code.

(f)	“Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, if at the time of granting the option, each corporation (other than the last corporation) in such chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The preceding definition of the term “Subsidiary” is intended to comply with, and will be interpreted consistently with, section 424(f) of the Code.

(g)	“U.S. Employee” means an individual who is an employee of the Corporation (or of any Subsidiary) for purposes of section 422 of the Code.

(h)	“U.S. Participant” means an Optionee who is a citizen of the United States or a resident of the United States, in each case as defined in section 7701(a)(30)(A) and section 7701(b)(1)of the Code, and such other Optionees to the extent their Options awarded under the Plan are subject to U.S. federal income tax under the Code.

(i)	“10% Shareholder” means any Person who owns, taking into account the constructive ownership rules set forth in section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Corporation (or of any Parent or Subsidiary).

11.2	Notwithstanding any other provision of this Plan to the contrary, the aggregate number of Shares available for Incentive Stock Options shall not exceed 14,197,529 Shares, subject to adjustment pursuant to Section 10 of this Plan and subject to the provisions of sections 422 and 424 of the Code.

11.3	Each Option Agreement with respect to an Option granted to a U.S. Participant shall specify whether the related Option is an Incentive Stock Option or a Non-qualified Stock Option. If no such specification is made in an Option Agreement, the related Option will be a Non-qualified Stock Option.

11.4	Except as otherwise provided in this Section 11.4, the Option Price will be not less than 100% of the Fair Market Value of a Share on the applicable Grant Date but (i) the Board may designate an Option Price below the Fair Market Value of a Share on the Grant Date if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Corporation or a Subsidiary if the number of Shares covered by the Option and the Option Price are proportionately adjusted in a manner compliant with the Treasury Regulations issued under Section 409A of the Code; and (ii) the Board may grant an Option with the Option Price less than 100% of the Fair Market Value on the applicable Grant Date if such Option otherwise qualifies for exemption from Section 409A of the Code.

11.5	In addition to the other terms and conditions of this Plan (and notwithstanding any other term or condition of this Plan to the contrary), the following limitations and requirements will apply to an Incentive Stock Option:

(a)	An Incentive Stock Option may be granted only to a U.S. Employee.

(b)	The aggregate Fair Market Value of the Shares (determined as of the applicable Grant Date) with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (pursuant to this Plan and all other plans of the Corporation and of any Parent or Subsidiary) will not exceed US$ 100,000 or any other limitation subsequently set forth in section 422(d) of the Code. To the extent that such limitation is exceeded, the options in excess of such limitation will be treated as Non-qualified Stock Options.

(c)	The Option Price payable upon exercise of an Incentive Stock Option will be not less than 100% of the Fair Market Value of a Share on the applicable Grant Date but the Option Price payable upon exercise of an Incentive Stock Option granted to a U.S. Participant who is a 10% Shareholder on the applicable Grant Date will be not less than 110% of the Fair Market Value of a Share on the applicable Grant Date. Notwithstanding the foregoing, the Board may designate an Option Price below Fair Market Value of a Share on the Grant Date (or 110% of

the Fair Market Value on the Grant Date, as applicable) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Corporation or a Subsidiary if the number of Shares covered by the Option and the Option Price are proportionately adjusted in a manner compliant with the Treasury Regulations issued under Section 424 of the Code.

(d)	No Incentive Stock Option may be granted more than 10 years after the earlier of (i) the date on which the Board adopts the most recent amendment and restatement of the Plan or (ii) the date on which the Shareholders approve such most recent amendment and restatement of the Plan.

(e)	An Incentive Stock Option will terminate and no longer be exercisable no later than the earlier of the term set by the Board and 10 years after the applicable Grant Date (or if the Optionee is a 10% Shareholder, five years after the applicable Grant Date).

(f)	If a U.S. Participant has been granted an Incentive Stock Option and ceases to be a U.S. Employee, then, to retain its status as an Incentive Stock Option for U.S. federal tax purposes such Option must be exercised within the time limits set forth below. Failure to exercise such Incentive Stock Options within the following time limits will result in the Option ceasing to be an Incentive Stock Option. The limitations below are not intended to extend the Term as set forth in the applicable Option Certificate. The limitations below merely reflect the period during which an Option intended to be an Incentive Stock Option must be exercised (assuming it otherwise could be exercised during such period) in order retain Incentive Stock Option tax treatment.

(i)	To retain its Incentive Stock Option status, an Incentive Stock Option of a U.S. Participant who ceases to be a U.S. Employee due to death must be exercised (to the extent such Incentive Stock Option was exercisable on the date of death) by the Qualified Representative of such U.S. Participant within one year following the date of death (but in no event beyond the Term of such Incentive Stock Option).

(ii)	To retain its Incentive Stock Option status, an Incentive Stock Option of a U.S. Participant who ceases to be a U.S. Employee due to Disability must be exercised (to the extent such Incentive Stock Option was exercisable on the date of termination due to Disability) by such U.S. Participant (or the U.S. Participant’s Guardian) within one year following the date of termination due to Disability (but in no event beyond the term of such Incentive Stock Option).

(iii)	To retain its Incentive Stock Option status, an Incentive Stock Option of a U.S. Participant who ceases to be a U.S. Employee for any reason other than the death or Disability of such U.S. Participant or termination for Cause, such Incentive Stock Option must be exercised (to the extent such Incentive Stock Option was exercisable on the date of termination) by such U.S. Participant within three months following the date of termination (but in no event beyond the term of such Incentive Stock Option).

If an Incentive Stock Option ceases to be an Incentive Stock Option by virtue of failure to timely exercise the Option as described above, but the Option remains exercisable pursuant to its terms, the Option will be treated as a Non-qualified Stock Option and the provisions set forth in the Plan or the Option Agreement will apply with respect to the period during which the Option may be exercised.

For purposes of this Subsection 11.5(f), the employment of a U.S. Participant holding an Incentive Stock Option will not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Corporation that does not exceed 90 days in the aggregate but if re-employment upon the expiration of any such leave is guaranteed by contract or applicable law, such 90 day limitation will not apply, or (b) a transfer from one office of the Corporation (or of any Parent or Subsidiary) to another office of the Corporation (or of any Parent or Subsidiary) or a transfer between the Corporation and any Parent or Subsidiary.

For greater clarity, under no circumstances shall the above limitations with respect to the period of time in which an Incentive Stock Option must be exercised to retain its status as an Incentive Stock Option be construed to extend the time during which an Option may be exercised pursuant to its terms as set forth in the Plan or applicable Option Agreement.

(g)	An Incentive Stock Option granted to a U.S. Participant may be exercised during such U.S. Participant’s lifetime only by such U.S. Participant.

(h)	An Incentive Stock Option granted to a U.S. Participant may not be transferred, assigned, pledged, hypothecated or otherwise disposed of by such U.S. Participant, except by will or by the laws of descent and distribution.

11.6	If this Plan is not approved by the Shareholders as required by Section 422 of the Code within 12 months after the date on which this Plan is adopted by the Board, any Incentive Stock Option granted under this Plan will automatically be deemed to be a Non-qualified Stock Option.

11.7	Any adjustment, amendment or termination of outstanding Options granted to U.S. Participants will occur only if such actions are undertaken in accordance with Code Section 409A on a basis consistent with the regulations thereunder.

12.	APPROVALS, TERMINATION AND AMENDMENT OF PLAN

12.1	Power to Terminate or Amend Plan - Subject to the approval of any stock exchange on which the Corporation’s securities are listed, the Board may terminate, suspend or amend the terms of the Plan but, except as provided in Section 10 above, and as long as the Corporation is a “reporting issuer” under the securities laws of any jurisdiction in Canada, the Board may not do any of the following without obtaining, within 12 months either before or after the Board’s adoption of a resolution authorizing such action, approval (“Shareholder Approval”) by the affirmative votes of the holders of a majority of the voting securities of the Corporation present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable corporate laws, and, where required, by way of Disinterested Shareholder Approval:

(a)	increase the aggregate number of Shares which may be issued under the Plan;

(b)	materially modify the requirements as to eligibility for participation in the Plan; or

(c)	materially increase the benefits accruing to participants under the Plan.

However, the Board may amend the terms of the Plan or of an Option granted under the Plan where permitted under the rules of any applicable regulatory authority without obtaining Shareholder Approval to such amendment in circumstances other than as set forth above, including but not limited to:

(d)	amendments of a housekeeping nature to the Plan;

(e)	a change to the vesting provisions of an Option or the Plan, subject to prior written approval of the TSXV if applicable; and

(f)	a change to the termination provisions of an Option which does not entail an extension beyond the original expiry date of the Option.

12.2	No Grant During Suspension of Plan - No Option may be granted during any suspension, or after termination, of the Plan. Amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

12.3	No Options Granted After 10 Years – No Option may be granted under this Plan after the date that is 10 years from the date the Plan is adopted by the Board or approved by the Shareholders, whichever is earlier.

13.	CONDITIONS PRECEDENT TO ISSUANCE OF SHARES

13.1	Compliance with Laws - Shares shall not be issued pursuant to the exercise of an Option unless the Shares are fully paid and non-assessable and the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the United States Securities Act of 1933, as amended, any applicable provincial or state securities or corporate laws, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which such Shares may then be listed or otherwise traded.

13.2	Regulatory Approval to Issuance of Shares - The Corporation’s inability to obtain authority from any securities regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares issued under this Plan, shall relieve the Corporation of any liability with respect to the failure to issue or sell such Shares.

14.	USE OF PROCEEDS

14.1	Use of Proceeds - Proceeds from the sale of Shares pursuant to the Options granted and exercised under the Plan shall constitute general funds of the Corporation and shall be used for general corporate purposes.

15.	NOTICES

15.1	Notices - All notices, requests, demands and other communications required or permitted to be given under this Plan and the Options granted under this Plan shall be in writing and shall be either served personally on the party to whom notice is to be given, in which case notice shall be deemed to have been duly given on the date of such service; faxed or electronically transmitted, in which case notice shall be deemed to have been duly given on the date the facsimile or electronic transmission is sent; or mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed to the party at his or its most recent known address, in which case such notice shall be deemed to have been duly given on the tenth postal delivery day following the date of such mailing.

16.	MISCELLANEOUS PROVISIONS

16.1	No Obligation to Exercise - Optionees shall be under no obligation to exercise Options granted under this Plan.

16.2	No Obligation to Retain Optionee - Nothing contained in this Plan shall obligate the Corporation or any Subsidiary to retain an Optionee as an employee, officer, director, or consultant for any period, nor shall this Plan interfere in any way with the right of the Corporation or any Subsidiary to reduce such Optionee’s compensation.

16.3	Binding Agreement - The provisions of this Plan and the terms set out in each Option Agreement with an Optionee shall be binding upon such Optionee and the Qualified Representative or Guardian of such Optionee.

16.4	Use of Terms - Where the context so requires, references herein to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both genders.

16.5	Headings - The headings used in this Plan are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Plan.

16.6	No Representation or Warranty - The Corporation makes no representation or warranty as to the future market value of any Shares issued or issuable in accordance with the provisions of this Plan.

16.7	Governing Law - This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia.

16.8	Withholding - If the Corporation or any of its Subsidiaries, as applicable, shall be required to withhold any amounts by reason of any federal, provincial, state, local or other laws of any jurisdiction concerning taxes, social security contributions or other source deductions in respect of the issuance or delivery of the Options or Shares to the Optionee, the Corporation or the Subsidiary, as applicable, may deduct and withhold such amount or amounts from any payment made by the Corporation or a Subsidiary to such Optionee, whether or not such payment is made pursuant to this Plan. In addition, or as an alternative to such withholding from payments, the Corporation or a Subsidiary with a withholding obligation as described above may require an Optionee, as a condition of exercise of an Option, to pay to the Corporation or the Subsidiary, as the case may be, an amount equal to the total of the withholding obligation of the Corporation or Subsidiary in respect of the issuance or delivery of the Options or Shares to the Optionee, or to reimburse the Corporation or Subsidiary for such amount. Under no circumstances shall the Corporation of Subsidiary be responsible for funding the payment of any tax, social security contributions or other source deductions on behalf of the Optionee or for providing any tax advice to the Optionee.

17.	CALIFORNIA OPTIONS

Notwithstanding any other provision of this Plan, the provisions of this Section 17 shall apply to any Option granted or proposed to be granted to a Person in California, unless such Option is otherwise exempt from the applicable securities laws of California (a “California Option”).

17.1	Maximum Exercise Period - A California Option may not be exercised more than 10 years after the Grant Date.

17.2	Post-Termination Exercise Period – Unless employment is terminated for cause as defined by applicable law, the terms of the Plan or Option Agreement or a contract of employment, the right to exercise a California Option in the event of termination of employment of the Optionee, to the extent that the Optionee is entitled to exercise on the date employment terminates, continues until at least the earlier of the expiration of the Term of the California Option or:

(a)	at least six months from the date of termination, if termination was caused by death or disability; or

(b)	at least 30 days from the date of termination, if termination was caused by other than death or disability.

17.3	Shareholder Approval / Grant Limitations – The Corporation will not grant California Options unless:

(a)	the Corporation is a foreign private issuer, as defined by Rule 3b-4 of the Securities Exchange Act of 1934, as amended, on the Grant Date of the California Option, and the aggregate number of persons in California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements of the Corporation does not exceed 35; or

(b)	prior to or within 12 months of the granting of the first California Option under the Plan, the Plan is approved by a majority of the Corporation’s outstanding securities entitled to vote, not counting for the purpose of calculating such vote any securities issued upon exercise of Options granted in California.

EXHIBIT A

OPTION AGREEMENT

[The following legend is required in respect of Options granted to Insiders or Consultants of the Corporation or Options granted at any discount to Fair Market Value: Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until •, 20• [four months and one day after the date of grant].

_____________, 20__

[Name]

[Address]

Dear Optionee:

Re:     Grant of Stock Option to you by the Corporation

NervGen Pharma Corp. (the “Corporation”) hereby offers you a non-assignable option to purchase common shares in the capital of the Corporation pursuant to the Corporation’s Stock Option Plan (the “Plan”), a copy of which is enclosed with this Agreement. You and the Corporation confirm that you are a bona fide Director, Officer, Employee or Consultant, as defined in the Plan.

Your stock option is subject to the terms and conditions of the Plan, which are deemed to be incorporated in this Agreement, and to the following specific provisions:

Grant Date:	___________, 20__

Number of Shares:	________________

Option Price:	C$____per share

Expiry Time:	4:00 p.m. (Vancouver time)____________, 20__

Vesting:	____________

Subject to first vesting, your stock option may be exercised in whole or in part at any time before the Expiry Time by notice in writing to the Corporation. Such notice shall specify the number of shares with respect to which you are exercising your stock option and must be accompanied by a certified cheque, wire transfer or bank order in favour of the Corporation payable in Canadian funds in full payment of the Option Price for the number of shares then being purchased.

[The Corporation and the Optionee hereby certify that the Optionee is a bona fide employee or consultant of the Corporation [or subsidiary of the Corporation].]

There may be restrictions imposed under securities legislation of Canada and your country of residence on your ability to sell shares acquired on exercise of this stock option. If you are in doubt about the applicable requirements, you should consult a lawyer.

You acknowledge and consent to the Corporation:

(a)	collecting your personal information (“Personal Information”) for the purposes of this Agreement;

(b)	retaining the personal information for as long as permitted or required by applicable law or business practices; and

(c)	providing to various governmental and regulatory authorities, as may be required by applicable securities laws, stock exchange rules, and the rules of the Investment Industry Regulatory Organization of Canada (IIROC) or to give effect to this agreement any personal information provided by you.

You also acknowledge that you have been notified by the Corporation:

(a)	of the delivery of the Personal Information to all applicable securities regulatory authorities or regulators;

(b)	that the Personal Information is being collected by the securities regulatory authority or regulator under the authority granted in Canadian securities legislation for the purposes of the administration and enforcement of applicable Canadian securities legislation; and

(c)	of the contact information of the public official in each applicable Canadian jurisdiction who can answer questions about this indirect collection of Personal Information is set out in the attached schedule.

If you choose to accept this stock option, please sign in the space provided below.

NERVGEN PHARMA CORP.

Per:
Authorized Signatory

I hereby ACCEPT the above stock option and AGREE to the terms and conditions described above, including the terms and conditions of the Plan.

Optionee’s Signature

Schedule

Contact Information of Public Officials Regarding Indirect Collection of Personal Information

Alberta Securities Commission

Suite 600, 250 – 5th Street SW

Calgary, Alberta T2P 0R4

Telephone: 403-297-6454 Toll free in Canada: 1-877-355-0585

Facsimile: 403-297-2082

Public official contact regarding indirect collection of information:

FOIP Coordinator

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre

701 West Georgia Street

Vancouver, British Columbia V7Y 1L2

Inquiries: 604-899-6854 Toll free in Canada: 1-800-373-6393

Facsimile: 604-899-6581

Email: FOI-privacy@bcsc.bc.ca

Public official contact regarding indirect collection of information:

The Manitoba Securities Commission

500 – 400 St. Mary Avenue

Winnipeg, Manitoba R3C 4K5

Telephone: 204-945-2561

Toll free in Manitoba 1-800-655-5244

Facsimile: 204-945-0330

Public official contact regarding indirect collection of information:

Director

Financial and Consumer Services Commission (New Brunswick)

85 Charlotte Street, Suite 300

Saint John, New Brunswick E2L 2J2

Telephone: 506-658-3060 Toll free in Canada: 1-866-933-2222

Facsimile: 506-658-3059

Email: info@fcnb.ca

Public official contact regarding indirect collection of information:

Chief Executive Officer and Privacy Officer

Government of Newfoundland and Labrador

Financial Services Regulation Division

P.O. Box 8700, Confederation Building

2nd Floor, West Block

Prince Philip Drive

St. John’s, Newfoundland and Labrador A1B 4J6

Attention: Director of Securities

Telephone: 709-729-4189 Facsimile: 709-729-6187

Public official contact regarding indirect collection of information:

Superintendent of Securities

Government of the Northwest Territories

Office of the Superintendent of Securities

P.O. Box 1320

Yellowknife, Northwest Territories X1A 2L9

Telephone: 867-767-9305 Facsimile: 867-873-0243

Public official contact regarding indirect collection of information:

Superintendent of Securities

Nova Scotia Securities Commission

Suite 400, 5251 Duke Street Duke Tower

P.O. Box 458

Halifax, Nova Scotia B3J 2P8

Telephone: 902-424-7768 Facsimile: 902-424-4625

Public official contact regarding indirect collection of information:

Executive Director

Government of Nunavut

Department of Justice

Legal Registries Division

P.O. Box 1000, Station 570

1st Floor, Brown Building

Iqaluit, Nunavut X0A 0H0

Telephone: 867-975-6590 Facsimile: 867-975-6594

Public official contact regarding indirect collection of information:

Superintendent of Securities

Ontario Securities Commission

20 Queen Street West, 22nd Floor

Toronto, Ontario M5H 3S8

Telephone: 416-593- 8314 Toll free in Canada: 1-877-785-1555

Facsimile: 416-593-8122

Email: exemptmarketfilings@osc.gov.on.ca

Public official contact regarding indirect collection of information:

Inquiries Officer

Prince Edward Island Securities Office

95 Rochford Street, 4th Floor Shaw Building

P.O. Box 2000

Charlottetown, Prince Edward Island C1A 7N8

Telephone: 902-368-4569 Facsimile: 902-368-5283

Public official contact regarding indirect collection of information:

Superintendent of Securities

Autorité des marchés financiers

800, Square Victoria, 22e étage

C.P. 246, Tour de la Bourse Montréal, Québec H4Z 1G3

Telephone: 514-395-0337 or 1-877-525-0337

Facsimile: 514-864-6381

Email: financementdessocietes@lautorite.qc.ca

Public official contact regarding indirect collection of information:

Secrétaire générale

Financial and Consumer Affairs Authority of Saskatchewan

Suite 601 – 1919 Saskatchewan Drive

Regina, Saskatchewan S4P 4H2

Telephone: 306-787-5842 Facsimile: 306-787-5899

Public official contact regarding indirect collection of information:

Director

Government of Yukon

Department of Community Services

Office of the Superintendent of Securities

307 Black Street

Whitehorse, Yukon Y1A 2N1

Telephone: 867-667-5466 Facsimile: 867-393-6251

Email: securities@gov.yk.ca

Public official contact regarding indirect collection of information: Superintendent of Securities

EXHIBIT B

OPTION AGREEMENT

(U.S. Participant)

[The following legend is required in respect of Options granted to Insiders or Consultants of the Corporation or Options granted at any discount to Fair Market Value: Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until •, 20• [four months and one day after the date of grant].]

_____________, 20__

[Name]

[Address]

Dear Optionee:

Re:      Grant of Stock Option to you by the Corporation

NervGen Pharma Corp. (the “Corporation”) hereby offers you a non-assignable option to purchase common shares in the capital of the Corporation pursuant to the Corporation’s Stock Option Plan (the “Plan”), a copy of which is enclosed with this Agreement. You and the Corporation confirm that you are a bona fide Director, Officer, Employee or Consultant, as defined in the Plan.

Your stock option is subject to the terms and conditions of the Plan, which are deemed to be incorporated in this Agreement, and to the following specific provisions:

Grant Date:	___________, 20__

Number of Shares:	________________

Option Price:	C$____per share

Expiry Time:	4:00 p.m. (Vancouver time)____________, 20__

Type of Option:	The Company intends for the Options granted under this Agreement to qualify as Incentive Stock Options (ISOs) under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted by law.

Vesting:	____________

Subject to first vesting, your stock option may be exercised in whole or in part at any time before the Expiry Time by notice in writing to the Corporation. Such notice shall specify the number of shares with respect to which you are exercising your stock option and must be accompanied by a certified cheque, wire transfer or bank order in favour of the Corporation payable in Canadian funds in full payment of the Option Price for the number of shares then being purchased.

[The Corporation and the Optionee hereby certify that the Optionee is a bona fide employee or consultant of the Corporation [or subsidiary of the Corporation].]

There may be restrictions imposed under securities legislation of Canada and your country of residence on your ability to sell shares acquired on exercise of this stock option. If you are in doubt about the applicable requirements, you should consult a lawyer.

You hereby represent and warrant to, and covenant with, the Corporation (and it is a condition of exercising your stock option and the Corporation may require you to execute an instrument in a form acceptable to it confirming the following) that you are currently or at the time of exercise of the options in the U.S. or a U.S. resident, you:

(a)	understand and agree that the options and the underlying shares are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “U.S. Securities Act”);

(b)	will acquire any shares upon the exercise of your option as an investment and not with a view to distribution;

(c)	will not offer or sell or otherwise dispose of the shares unless the shares are subsequently registered under the U.S. Securities Act and applicable U.S. state securities laws or an exemption from registration is available;

(d)	consent to the placing of a restrictive legend on any share certificates issued to you or a stop transfer on any shares issued to you; and

(e)	acknowledge that securities laws applicable to you or the Corporation may require you to hold any shares issued to you for a certain period prior to resale thereof.

You acknowledge and consent to the Corporation:

(a)	collecting your personal information (“Personal Information”) for the purposes of this Agreement;

(b)	retaining the personal information for as long as permitted or required by applicable law or business practices; and

(c)	providing to various governmental and regulatory authorities, as may be required by applicable securities laws, stock exchange rules, and the rules of the Investment Industry Regulatory Organization of Canada (IIROC) or to give effect to this agreement any personal information provided by you.

You also acknowledge that you have been notified by the Corporation:

(a)	of the delivery of the Personal Information to all applicable securities regulatory authorities or regulators;

(b)	that the Personal Information is being collected by the securities regulatory authority or regulator under the authority granted in Canadian securities legislation for the purposes of the administration and enforcement of applicable Canadian securities legislation; and

(c)	that the contact information of the public official in British Columbia who can answer questions about this indirect collection of Personal Information is:

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre 701 West Georgia Street

Vancouver, British Columbia V7Y 1L2

Inquiries: 604-899-6854 Toll free in Canada: 1-800-373-6393

Facsimile: 604-899-6581

Email: FOI-privacy@bcsc.bc.ca

Public official contact regarding indirect collection of information: FOI Inquiries

If you choose to accept this stock option, please sign in the space provided below.

NERVGEN PHARMA CORP.

Per:
Authorized Signatory

I hereby ACCEPT the above stock option and AGREE to the terms and conditions described above, including the terms and conditions of the Plan.

Optionee’s Signature